Exhibit 99.1

RXi Pharmaceuticals Reports First Quarter 2016 Financial Results and

Highlights Recent Corporate Developments

MARLBOROUGH, Mass., May 12, 2016 /PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a clinical-stage RNAi company developing innovative therapeutics in dermatology and ophthalmology that address significant unmet medical needs, today reported its financial results for the first quarter ended March 31, 2016, and provided a business update.

“RXi has continued to work in line with its strong operational plan as outlined in our previous communications to our shareholders and the public, while maintaining a strict discipline in our spending,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He added that, “The Company currently has clinical programs ongoing for both dermatologic and ophthalmic conditions. We continue our research and development work towards local delivery of our sd-rxRNA oligonucleotides to the skin and to the eye through internal evaluations and through partnerships. Most recently, we have significantly increased our business development efforts and have out-licensed our proprietary platform in the CNS space, which provides the Company with an equity position in a promising company, Thera Neuropharma, as well as the potential for downstream milestones and royalty revenue. In addition, our Company is exploring several corporate development activities, and has appointed Griffin Securities to advise them on one of these ongoing projects. We have extended our cash runway one quarter, into Q2 2017, through an assessment of our priorities as a function of time to data. In parallel, we are exploring various possibilities in which to increase capital that are in line with our goal to create value for our existing shareholders.”

The Company will host a conference call today at 4:30 p.m. EDT to discuss financial results and provide an update on the Company. The webcast link will be available under the “Investors – Event Calendar” section of the Company’s website, www.rxipharma.com. The event may also be accessed by dialing toll-free in the United States and Canada: +1 888-669-0684. International participants may access the event by dialing: +1 862-225-5361. An archive of the webcast will be available on the Company’s website approximately two hours after the presentation.

Select First Quarter 2016 Financial Highlights

Cash Position

At March 31, 2016, the Company had cash, cash equivalents and short-term investments of approximately $7.7 million, compared with $10.6 million at December 31, 2015.

The Company believes that its existing cash, cash equivalents and short-term investments should be sufficient to fund operations for at least one year.

Net Revenue

Net revenue for the quarter ended March 31, 2016 was $10,000 as compared with $34,000 for the quarter ended March 31, 2015. Net revenue during the first quarter of 2016 was due to the Company’s licensed technology agreement with MirImmune, Inc. and net revenue during the first quarter of 2015 was driven by the Company’s government grant, the work of which was completed in 2015.

Research and Development Expense

Research and development expense for the quarter ended March 31, 2016 was $1.3 million, compared with $2.1 million for the quarter ended March 31, 2015. Research and development expense decreased from the prior quarter primarily due to the cash and equity fees payable to Hapten Pharmaceuticals, LLC upon the close of the exclusive license agreement for Samcyprone™ and toxicology studies performed in connection with the Company’s investigational drug application for retinal scarring, both of which were completed in the first quarter of 2015.

General and Administrative Expense

General and administrative expense for the quarter ended March 31, 2016 was $1.0 million as compared with $0.9 million for the quarter ended March 31, 2015. The increase in general and administrative expense was primarily due to an increase in the use of professional service providers due to the Company’s focus on business development activities in line with our key corporate initiatives as compared with the same period in the prior year.

Net Loss

Net loss for the quarter ended March 31, 2016 was $2.2 million, compared with $2.9 million for the quarter ended March 31, 2015. Net loss decreased from the prior quarter primarily due the change in research and development expense, as discussed above.

NASDAQ Compliance

On May 2, 2016, the Company received written notice from the Nasdaq Stock Market, LLC notifying the Company that it had regained compliance with the minimum bid price requirement for continued listing on The NASDAQ Capital Market. The written notice was sent following the implementation of the Company’s one-for-ten reverse split of the Company’s common stock, which became effective on April 18, 2016. At the effective time of the reverse stock split, every ten (10) shares of RXi Pharmaceuticals common stock was combined into one (1) share of common stock. This reduced the Company’s issued and outstanding common stock from 65.3 million shares to 6.5 million shares. The number of the Company’s authorized shares remained unchanged.

Select First Quarter 2016 and Recent Corporate Highlights

Business and Corporate Development

As mentioned over the course of the last several months, the Company has been actively pursuing multiple business development opportunities to drive growth, innovation and shareholder value. RXi’s robust pipeline and extensive patent portfolio provides for a broad spectrum of possibilities including technology and research collaborations, strategic partnerships and out-licensing opportunities.

To that end, the Company recently announced that it is in the process of exploring strategic options including a range of potential M&A and business development opportunities that are complementary with current RXi activities and may significantly advance our clinical pipeline. As part of this effort, RXi has engaged Griffin Securities, Inc. for one of these transactions. Although there can be no assurance that the exploration of any alternatives will result in RXi entering into or consummating a transaction, the Company is committed to enhancing its growth through this type of transaction. As previously disclosed, the Company does not intend to provide updates unless or until it determines that disclosure is appropriate or necessary.

In addition, on May 3, 2016, and independent from the corporate development activities mentioned above, the Company announced an exclusive license agreement for RXi’s novel and proprietary self-delivering RNAi (sd-rxRNA®) platform to develop therapeutics for neurodegenerative diseases to privately-held Thera Neuropharma, Inc. (Thera). At the close of the transaction, the Company received an equity position in Thera with the potential to receive future cash, additional equity and potential royalties based on the achievement of certain milestones.

Ophthalmology Franchise

Therapeutic Development

Corneal scarring refers to an injury of the cornea of the eye that causes opacity and visual impairment. The effects of corneal scarring can vary from blurring to blindness in the eye. On May 1, 2016, the Company presented new data, based on its proprietary sd-rxRNA platform, at the Association for Research in Vision and Ophthalmology (ARVO) 2016 annual meeting. Evaluation sd-rxRNA delivery in a gel formulation in a corneal wound model resulted in successful delivery to all layers of the corneal stroma within 24 hours of topical administration.

The Company initiated a Phase 1/2 study, RXI-109-1501, in Q4 2015 to evaluate the safety and clinical activity of RXI-109, an sd-rxRNA compound, to prevent the progression of retinal scarring, a harmful component of numerous retinal diseases. One of the three cohorts is enrolled and the Company anticipates sharing preliminary safety readouts in the second half of 2016.

Dermatology Franchise

Therapeutic Development

The Company continues to advance its clinical program with RXI-109, an sd-rxRNA compound in development to reduce the formation of dermal scarring following scar-revision surgery. A Phase 2 trial is ongoing with two new cohorts initiated in Q4 2015. This trial is now approximately 75% enrolled and the Company expects enrollment to be completed by the end of this year as previously outlined in its 2016 corporate goals.

Samcyprone™, the Company’s second clinical candidate, is a topical immunotherapy currently being evaluated in a Phase 2 clinical trial. RXI-SCP-1502 is a multi-center, multi-dose trial conducted in subjects with at least one cutaneous, plantar or periungual wart present for at least four weeks. The Company anticipates it will be fully enrolled by the end of 2016.

Both of these trials are progressing as expected and the Company will provide early readouts, from each of these trials, in the second half of 2016.

Consumer Health Program

RXi’s consumer health compounds are intended to affect the appearance of the skin. As a consumer health product, no preventative or therapeutic claims can be made. However, these compounds may be developed more rapidly than therapeutics and, therefore, the path to market may be shorter and less expensive. Two sd-rxRNA compounds, RXI-231 and RXI-185, are currently in development and updates on our research activities were presented at the Society of Investigational Dermatology (SID) 75th Annual Meeting.

RXI-231 targets tyrosinase (TYR), a key enzyme involved in the synthesis of melanin. Initial results with RXI-231 lead to a visible reduction of pigmentation in 3-dimensional reconstituted human epidermal culture. Further testing has shown a reduction melanin content in primary human melanocytes lasting for at least one week after a single dose. These results demonstrate the potential for a once weekly consumer health product that may improve the appearance of uneven skin tone and pigmentation.

The Company is also developing RXI-185, which targets collagenase (MMP1), a key enzyme involved in the breakdown of the extracellular matrix. As previously announced, data will be shown on May 14, 2016 at SID showing that RXI-185 is a more potent compound with a good safety profile in a standard in vitro skin irritation assay. RXI-185 also diminished the upregulation of MMP1 after ultraviolet radiation in a 3D skin culture model. UV induced MMP1 upregulation is linked to the effects of photo-aging. This compound is being developed as a cosmetic ingredient that may improve the appearance of wrinkles or skin laxity.

Both RXI-231 and RXI-185 are part of RXi’s partnering and business growth initiatives providing multiple development opportunities for non-therapeutic skin health.

Intellectual Property Estate

The Company broadly and diligently protects its valuable intellectual property. To date, its RNAi platform includes 74 issued patents and the Samcyprone™ portfolio includes one issued patent and three patent applications. This robust estate protects our current pipeline, future developments and provides a competitive advantage to the Company for numerous strategic partnering opportunities.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a clinical-stage RNAi company developing innovative therapeutics in dermatology and ophthalmology that address significant high-unmet medical needs. Building on the pioneering work of RXi’s Scientific Advisory Board Chairman and Nobel Laureate Dr. Craig Mello, our discovery and clinical development programs are based on our proprietary RNAi (sd-rxRNA) platform and Samcyprone™, a topical immunomodulator. Our clinical development programs include RXI-109, an sd-rxRNA, for the treatment of dermal and ocular scarring, and Samcyprone™ for the treatment of such disorders as warts, alopecia areata, non-malignant skin tumors and cutaneous metastases of melanoma. RXi’s robust pipeline, coupled with an extensive patent portfolio, provides for multiple product and business development opportunities across a broad spectrum of therapeutic areas. We are committed to being a partner of choice for academia, small companies, and large multinationals. We welcome ideas and proposals for strategic alliances, including in- and out-licensing opportunities, to advance and further develop strategic areas of interest. Additional information may be found on the Company’s website, www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109, Samcyprone™ and our other product candidates (collectively “our product candidates”); the future success of our clinical trials with our product candidates; the timing for the commencement and completion of clinical trials; our ability to enter into strategic partnerships and the future success of these strategic partnerships; and our ability to deploy our sd-rxRNA® technology through partnerships, as well as the prospects of these partnerships to provide positive returns. Forward-looking statements about expectations and development plans of RXi’s product candidates and partnerships involve significant risks and uncertainties, including the following: risks that we may not be able to successfully develop and commercialize our product candidates; risks that product development and clinical studies may be delayed, not proceed as planned and/or be subject to significant cost over-runs; risks related to the development and commercialization of products by competitors; risks related to our ability to control the timing and terms of collaborations with third parties; and risks that other companies or organizations may assert patent rights preventing us from developing or commercializing our product candidates. Additional risks are detailed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Quarter Ended March 31, 2016	For the Quarter Ended March 31, 2015
Net revenues	$10	$34

Operating expenses:
Research and development	1,305	2,107
General and administrative	950	873

Total operating expenses	2,255	2,980

Operating loss	(2,245)	(2,946)

Interest income, net	7	1
Other income, net	7	—

Net loss	(2,231)	(2,945)
Series A and Series A-1 convertible preferred stock dividends	—	(185)

Net loss applicable to common stockholders	$(2,231)	$(3,130)

Net loss per common share applicable to common stockholders:
Basic and diluted	$(0.34)	$(1.32)

Weighted average common shares: Basic and diluted	6,534,846	2,376,349

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,192	$5,117
Restricted cash	50	50
Short-term investments	3,500	5,500
Prepaid expenses	265	311

Total current assets	8,007	10,978
Property and equipment, net	149	163
Other assets	18	18

Total assets	$8,174	$11,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$281	$1,163
Accrued expenses	940	1,106

Total current liabilities	1,221	2,269
Total stockholders’ equity	6,953	8,890

Total liabilities and stockholders’ equity	$8,174	$11,159